Exhibit 10.1

RENEWAL, EXTENSION and AMENDMENT

OF

EMPLOYMENT AGREEMENT

This RENEWAL, EXTENSION and AMENDMENT (this “Amendment”) of that one, certain EMPLOYMENT AGREEMENT dated October 14, 2015 (the “Employment Agreement”), by and between Imation Corp. (“Company") and Robert B. Fernander (“Executive”), is made to be effective on this the 14th day of October, 2016 (“Effective Date”).

RECITALS

WHEREAS, Executive has served as Interim Chief Executive Officer of Company continuously since October 14, 2015; and,

WHEREAS, the Company desires to continue the employment of Executive, and Executive is willing to continue his employment by the Company, in each case on the terms and conditions set forth in the Employment Agreement, save and except that the Company and Executive wish to alter the Term of the Employment Agreement extending the 1-year Term to a month-to-month term commencing on the Effective Date of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and Executive agree as follows:

A.	Paragraph 1 of the Employment Agreement is hereby amended to read as follows:

“1. Employment; Term. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, in each case, on the terms and subject to the terms, conditions and covenants set forth in this Agreement; Executive's employment pursuant to this Agreement shall commence on the Effective Date. Executive shall be employed by the Company at will for an initial period of twelve (12) months (the “Initial Term”) after which employment shall continue from month-to-month (each month, a “Renewal Term” and each such Renewal Term together with the Initial Term, collectively, the “Term”), with each Renewal Term commencing automatically at 12:01 a.m. on the day following the last day of the Initial Term or previous Renewal Term, as applicable, to continue indefinitely from month to month until either party gives not less than 30 days' written notice of termination to the other party, such notices of termination to otherwise be subject to and governed by the terms of Sections 8, 9 and 10 of this Agreement. Notice of termination by Executive shall be deemed a voluntary resignation by Executive unless such notice expressly states that termination by the Executive is for “Good Reason” (in compliance with applicable sections of this Agreement). Notice of termination by the Company shall be deemed a termination without cause unless such notice states expressly that termination by the Company is “for cause” (in compliance with applicable sections of this Agreement). For avoidance of doubt, either termination of this Agreement without cause by the Company or termination by Executive for “Good Reason” shall trigger the payment of the severance benefit described in section 9(b) of this Agreement pursuant to fulfillment of the conditions in such section 9(b).”

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B.	Except as amended, renewed and extended in the preceding paragraph, all other terms, conditions and covenants of the Employment Agreement are hereby ratified as ongoing, valid, enforceable and binding on the parties, and are incorporated herein by reference.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the Effective Date first above written.

Imation Corp. (“Company”)

By: /s/ Joseph A. De Perio

Name: Joseph A. De Perio

Title: Chairman of the Board

Robert B. Fernander (“Executive”)

/s/ Robert B. Fernander

Robert B. Fernander

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